Exhibit 99.1
Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
TARGETED GENETICS PRESENTS ADDITIONAL DATA FROM ITS
INFLAMMATORY ARTHRITIS PROGRAM AT THE 13th ANNUAL
CONGRESS OF THE EUROPEAN SOCIETY OF GENE THERAPY
– Results demonstrate safety and reduction of mean tenderness and swelling scores of the treated joint; results support continued study of tgAAC94 in conjunction with TNF-alpha antagonists in inflammatory arthritis–
Seattle, WA and Prague, Czech Republic—October 31, 2005 — Targeted Genetics Corporation (Nasdaq: TGEN) presents additional results from its initial Phase I clinical trial of tgAAC94 in patients with inflammatory arthritis, in a poster session during the 13th Annual Congress of the European Society of Gene Therapy in Prague, Czech Republic, October 29 — November 1. Barrie J. Carter, Ph.D., Executive Vice President and Chief Scientific Officer at Targeted Genetics, is presenting the data in a poster session at the conference. This presentation highlights data from the Phase I clinical study evaluating the safety of intra-articular injection of two escalating dose levels of tgAAC94 in patients not on concomitant systemic TNF-alpha antagonist therapy.
The Phase I clinical trial was designed to evaluate safety of a single dose of tgAAC94 injected locally into the arthritic joint of subjects suffering from inflammatory arthritis. Enrollment was limited to those not currently on concomitant TNF-alpha antagonist therapies. Fifteen subjects who enrolled in the trial were randomized to receive either one of two escalating dose levels of tgAAC94 (n=11) or a placebo (n=4). The trial contained a placebo arm at each dose level, which was included to assess safety and determine whether any adverse events were attributable to an intra-articular injection itself, as opposed to an intra-articular injection of tgAAC94.
Preliminary safety data were previously reported by the Company after all subjects had been evaluated for 4 weeks after injection. Secondary endpoints were also reported on a subset of subjects that had completed up to eight weeks of follow-up. In those treated with tgAAC94 and followed for up to eight weeks, there was an indication of sustained improvement in signs and symptoms of disease in injected joints. The trial is closed for enrollment and patients will continue to be followed for 24 weeks after injection.

All subjects have now been followed for at least 12 weeks after injection of tgAAC94 or placebo. Data presented at this time point demonstrate that:
•	Intra-articular injections of tgAAC94 were safe and well-tolerated at doses up to 1x10[11] DRP per mL of joint volume among patients currently taking conventional disease modifying anti-rheumatic drugs (DMARDS).
•	No drug-related serious adverse events have been reported to date (n=11).
•	Although the study is not powered to show efficacy, in those treated with a single dose of tgAAC94, continued measurable improvements in swelling and tenderness were observed (n=11). The reduction in mean scores appears to be greater at the higher dose, suggesting a dose to response correlation (n=6). There was some improvement noted in mean tenderness and swelling scores in subjects receiving placebo (n=4). These subjects were primarily included for safety analysis.
•	In the non-injected joints of the tgAAC94 treated groups there also appears to be a trend in the decrease in mean tenderness and swelling scores over time, which was not observed in the subjects receiving placebo.
“I am very encouraged that the results from later time points in the study continue to demonstrate the safety of injecting tgAAC94 directly into affected joints, and the observed trends in improvements in tenderness and swelling scores of treated joints persist,” said Carter. “We believe that the data presented today support the potential of our experimental therapeutic product, tgAAC94, to treat patients who suffer with inflammatory arthritis. We are excited to have recently initiated our next Phase I clinical study in patients with inflammatory arthritis who have not experienced an adequate response to anti-TNF-alpha therapy and who might have ongoing destructive inflammation in select joints.”
About the Follow-on Phase I Clinical Trial of tgAAC94
In October, 2005, Targeted Genetics initiated a follow-on Phase I clinical trial of tgAAC94 administered directly to affected joints of patients with inflammatory arthritis who may be receiving concomitant systemic TNF-alpha antagonist therapy. The study is designed to enroll up to 40 subjects and will evaluate tgAAC94 at two dose levels in patients with rheumatoid arthritis, psoriatic arthritis or ankylosing spondylitis and who may be receiving concomitant treatments of anti-TNF-alpha therapy. tgAAC94 is being developed initially as a complementary therapy for patients who may not achieve adequate relief with existing arthritis treatments or others who have disease limited to a few joints and therefore, may not need systemic protein therapies. This targeted, localized approach to treatment is intended to provide therapeutic benefit that will enable patients to achieve better control and relief of the signs and symptoms of their disease.
In the first segment of the double-blind, placebo-controlled study, subjects will receive a single intra-articular injection of tgAAC94 or placebo in the affected joint and be monitored until swelling in the target joint reaches pre-determined criteria for re-injection. At that time, both tgAAC94-injected subjects and those initially injected with placebo will receive a second injection of tgAAC94 in the affected joint as part of the open-label segment of the study. The primary endpoint of the study is to establish the safety of a higher dose and of repeat administration of tgAAC94 into the joints of subjects with or without concomitant TNF-alpha inhibitor therapy. Secondary endpoints include evaluation of pain, swelling, duration of response, and overall disease activity following intra-articular administration of tgAAC94 to affected joints, as well as molecular markers of disease. Additionally, changes in joint inflammation and joint damage will be assessed in a subset of patients using magnetic resonance imaging.

About tgAAC94
tgAAC94 uses Targeted Genetics’ recombinant AAV (rAAV) vector technology and contains a gene that encodes a soluble form of the TNF-alpha receptor (TNFR:Fc). Soluble TNFR inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of soluble TNFR by the patient’s joint cells. Localized production of TNFR reduces the activity of TNF-alpha within the joint, potentially leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction. Preclinical studies have demonstrated the efficacy of tgAAC94 in reducing inflammation and joint damage. Data from preclinical studies conducted in an animal model of inflammatory arthritis demonstrated that a single injection of rAAV encoding a soluble form of the rat TNFR:Fc vector into the ankles of arthritic rats resulted in a significant reduction in ankle and hind paw swelling as measured by arthritis index scores.
tgAAC94 is being developed as a potential supplement to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not respond to systemic protein therapy. Local administration of a DNA sequence encoding a soluble TNFR potentially may supplement currently used drugs in a number of inflammatory conditions. In addition, a locally administered anti-TNF-alpha therapy could also be useful in patients who have a limited number of joints affected by inflammatory arthritis that are at a risk for progressive joint damage but who may not require systemic therapy. The characteristics of AAV vectors make them well suited for delivery of genetic material to joints and other organs. The Company’s rAAV technology platform is used to deliver genes and is based on AAV, a naturally-occurring virus that has not been associated with any disease in humans.
About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis and other acquired and inherited diseases with significant unmet medical need. We use our considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Our product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington’s disease and hyperlipidemia. To learn more about Targeted Genetics, visit our website at: www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding our intellectual property, research programs and clinical trials, our product development and our potential development platforms including tgAAC94 and other statements about our plans, objectives, intentions and expectations. In particular, the statements regarding the Company’s pipeline, ability to maintain patients in the trial for follow-up and future clinical trial plans are forward-looking statements. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, initial trial results not indicative of results from the completion of the trial, the timing, nature and results of our clinical trials, potential development of alternative technologies or more effective products by competitors, our ability to obtain and maintain regulatory or institutional approvals, our ability to obtain, maintain and protect our intellectual property and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the period ended June 30, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.
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